UniTek Global Services, Inc. Reports Third Quarter 2011 Financial Results

Third Quarter Adjusted EBITDA(1) Increases 47% Year-over-Year to $14.1 Million
Third Quarter Revenue Increases to $120.9 Million
Third Quarter Net Income Improves $6.3 Million to $2.4 Million

BLUE BELL, PA, November 15, 2011 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (Nasdaq GM: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, public safety, broadband cable and satellite television industries, today announced financial results for the third quarter ended October 1, 2011. The Company also confirmed its outlook for the full year.

Third Quarter 2011 and Recent Business Highlights

•	For the quarter ended October 1, 2011, revenue increased 10% to $120.9 million, compared with $109.5 million in the third quarter of 2010.
•	Adjusted EBITDA(1) for the third quarter of 2011 increased 47% to $14.1 million, compared with adjusted EBITDA(1) of $9.5 million for the third quarter of 2010.
•	Net income (loss) improved by $6.3 million to $2.4 million, from a net loss of $(3.9) million for the third quarter of 2010.
•	The Company confirmed full-year adjusted EBITDA(1) guidance of approximately $44.0 million on revenue of approximately $440.0 million, reflecting over 47% year-over-year growth in adjusted EBITDA(1).
•	Current three-year backlog(2) increased to $970.7 million as of October 1, 2011 compared with $914.0 million as of December 31, 2010.

C. Scott Hisey, UniTek's Chief Executive Officer, commented, "This was a tremendous quarter for UniTek.  We achieved record revenue, net income and adjusted EBITDA thanks to continued execution in our core markets. Our third quarter results and full-year expectations demonstrate UniTek’s ability to effectively leverage our industry-leading technology and services platform. We continue to improve our margins as we execute our growth and diversification strategy, and expect to meet our full-year guidance.

“We are benefitting from vendor consolidation in our fulfillment segment.  We are emphasizing our best-in-class PROS technology platform, top-ranking customer satisfaction scores and ability to consistently generate results that exceed operator requirements as we grow our national footprint. During the quarter, we grew our broadband cable technician base by over 20% from the third quarter of 2010, and we are excited about the future growth prospects for this segment.”

Mr. Hisey added, “The results in our E&C segment were strong, but we have not yet begun to realize the full long-term value of our wireless growth strategy.  We have a solid foundation in place, focused on continued technology advancement, which we believe will enable UniTek to emerge as a leader in this fast-growing market. We are focused on long-term, primary-vendor projects, and expect this strategy to begin driving substantial revenue growth and margin expansion in 2012.  We are pursuing a number of sizeable carrier contracts that we positioned UniTek for earlier in the year. In addition, our public safety and specialty wireless business segment continues to perform well as a value-added element of our business, and we believe it will become a significant growth driver for the Company in the future.”

Financial Results for the Three Months Ended October 1, 2011

Revenue increased 10% to $120.9 million for the quarter ended October 1, 2011, from $109.5 million for the quarter ended October 2, 2010. The increase in revenue was related to increased fulfillment revenue generated by the Company’s cable and satellite operations, increased wireline construction project revenue and the revenue contribution from Pinnacle Wireless, partially offset by the impact of restructuring of the customer base in UniTek’s legacy wireless business.

Adjusted EBITDA(1) increased 47% to $14.1 million for the quarter ended October 1, 2011, compared to $9.5 million for the quarter ended October 2, 2010. The year-over-year increase in adjusted EBITDA(1) was primarily related to continuing margin improvement in the Company’s Fulfillment segment, higher margins in the Engineering & Construction segment attributable to volume leverage in the wireline business and the addition of the Pinnacle Wireless business.

Net income for the quarter improved by $6.3 million, to $2.4 million for the quarter ended October 1, 2011 compared to a $(3.9) million net loss for the quarter ended October 2, 2010. The improvement in net income was related to increased revenues generated by the Company’s Fulfillment segment and wireline business, and the net income contribution from Pinnacle Wireless.

UniTek’s three-year backlog(2) as of October 1, 2011 totaled $970.7 million, compared with $914.0 million as of December 31, 2010.

Financial Results for the Nine Months Ended October 1, 2011

Revenue increased 6% to $319.1 million for the nine months ended October 1, 2011, from $301.6 million for the nine-month period ended October 2, 2010. The increase in revenue was related to increased fulfillment revenue generated by the Company’s cable and satellite operations, increased wireline construction project revenue and the revenue contribution from Pinnacle Wireless, partially offset by the impact of the aforementioned restructuring of the customer base in UniTek’s legacy wireless business.

Adjusted EBITDA(1) increased 31% to $30.0 million for the nine months ended October 1, 2011, compared to $23.0 million for the nine-month period ended October 2, 2010. The year-over-year increase in adjusted EBITDA was primarily related to the higher revenue and the continuing margin improvements in the Company’s Fulfillment segment.

Net loss for the nine months improved by improved by $6.7 million to ($11.8) million for the nine months ended October 1, 2011 from a net loss of ($18.5) million for the nine-month period ended October 2, 2010. The year-over-year improvement in net loss was primarily attributable to the higher adjusted EBITDA(1) and lower amortization expense of intangible assets in the current year period, partially offset by the non-cash loss on the extinguishment of debt resulting from the debt refinancing completed in April 2011.

Fiscal 2011 Guidance

Based on current expectations, the Company expects full year 2011 revenue to be approximately $440.0 million, representing growth of 9%. The Company expects adjusted EBITDA(1) for 2011 to be approximately $44.0 million, or 10% of total revenue. Net income after certain non-cash adjustments(3) is expected to be approximately $11.6 million, or $0.73 per share, with net loss per share expected to be $(0.61). These projections include the effects of the Pinnacle acquisition for three quarters and lower interest expense as a result of the April 2011 debt refinancing.

Summary of 2011 Estimated Results:
Year Ending
December 31, 2011
Estimate
Revenue	$440,000
Adjusted EBITDA(1)	44,000
Net income (loss)	(9,750)
Net income after certain non-cash adjustments(3)	$11,625

Note: See accompanying tables for reconciliation of net income (loss) to net income after certain non-cash adjustments and adjusted EBITDA(1).

Conference Call

Management will host a conference call to review the Company’s financial results at 8:30 a.m. Eastern time, on Wednesday, November 16, 2011. Interested parties may access the call by calling 1-877-674-6428 from within the United States, or 1-708-290-1372 if calling internationally and requesting conference call 24073538.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through November 30, 2011 and can be accessed by dialing 1-855-859-2056 (US), or 1-404-537-3406 (international), and entering access ID number 24073538.

The call will be also be available as a live, listen-only webcast under the "Events and Presentations" page on the "Investor Relations" Section of the Company's website at http://ir.unitekglobalservices.com/events.cfm. Following the live event, an online archive will be available for 90 days.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,400 deployed in over 106 locations in the United States and Canada.  www.unitekgs.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expects,” “believes,” “estimates,” “anticipates,” “planned,” “scheduled,” “continue” or similar terms, variations of those terms or the negative of those terms.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion, the expected completion of acquisitions and financing arrangements and the Company’s expectations for its business units in fiscal year 2011. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2010.  The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Footnotes:

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of the Company. While the adjusted EBITDA is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.

(2) Our three-year backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

(3) Net income (loss) after certain non-cash adjustments is a key indicator used by our management to evaluate operating performance of the Company.  While the net income (loss) after certain non-cash adjustments is not intended to replace any presentation included in the consolidated financial statements under generally accepted accounting principles, or GAAP, and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance in comparison with other companies in our industry.  Specifically, (i) non-cash compensation expense may vary due to factors influencing the estimated fair value of performance based rewards, estimated forfeiture rates and amounts granted, (ii) non-cash interest expense varies depending on the timing of amendments to our debt and changes to the debt structure and (iii) amortization of intangible assets is impacted by the Company’s acquisition strategy and timing of acquisitions.

Contact Information

The Piacente Group | Investor Relations
Lee Roth
(212) 481-2050
unitek@tpg-ir.com

Tables follow

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF NET INCOME (LOSS) TO ADJUSTED EBITDA (In thousands, except for per share information) (unaudited)

	Quarter Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net income (loss)	$2,421	$(3,875)	$(11,817)	$(18,459)
Non-cash stock based compensation	788	409	4,376	1,228
Loss on extinguishment of debt	-	-	3,466	-
Non-cash interest expense	188	2,138	1,473	6,751
Non-cash amortization	2,414	3,443	8,544	11,627
Net income after certain non-cash adjustments	$5,811	$2,115	$6,042	$1,147

Loss from discontinued operations	-	358	-	906
Income tax expense	1,236	48	2,636	151
Cash interest expense	3,138	3,834	9,812	10,634
Other (income) expense, non-cash	(36)	29	(176)	175
Depreciation	3,763	2,726	11,155	8,192
Transaction costs	154	431	570	1,808
Adjusted EBITDA	$14,066	$9,541	$30,039	$23,013

UNITEK GLOBAL SERVICES, INC. RECONCILIATIONS OF PROJECTED NET INCOME (LOSS) TO PROJECTED ADJUSTED EBITDA (In thousands) (unaudited)

Year Ending December 31, 2011
Estimate

Revenue	$440,000
Adjusted EBITDA reconciliation:
Net income (loss)	(9,750)
Non-cash stock based compensation	5,175
Non-cash interest expense/debt extinguishment	5,150
Non-cash amortization	11,050
Net income after certain non-cash adjustments	$11,625
Income tax expense	3,950
Cash interest expense	13,000
Other (income) expense, non-cash	(225)
Depreciation	15,000
Transaction Costs	650
Adjusted EBITDA	$44,000

Earnings per share:
Net (loss) income per share	$(0.61)
Net income per share after certain non-cash adjustments	$0.73

Weighted average shares of common stock outstanding	15,966

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (Unaudited)

	October 1,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$69	$17,716
Restricted cash	68	-
Accounts receivable and unbilled revenue, net of allowances	88,859	66,525
Inventories	12,272	10,374
Prepaid expenses and other current assets	3,804	3,820
Total current assets	105,072	98,435
Property and equipment, net	33,478	29,346
Amortizable customer relationships, net	31,995	16,247
Other amortizable intangible assets, net	4,917	323
Goodwill	161,421	146,547
Deferred tax assets, net	493	223
Other assets	5,112	4,933
Total assets	$342,488	$296,054

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$29,665	$29,604
Accrued liabilities	35,418	31,134
Current portion of contingent consideration	21,181	-
Current portion of long-term debt	1,000	2,940
Current income taxes	305	123
Current portion of capital lease obligations	9,183	7,681
Total current liabilities	96,752	71,482

Long-term debt, net of current portion	112,450	96,462
Long-term capital lease obligations, net of current portion	11,684	10,833
Deferred income taxes	4,465	1,845
Contingent consideration, net of current portion	2,759	-
Other long-term liabilities	2,240	3,225
Total liabilities	230,350	183,847

STOCKHOLDERS' EQUITY
Preferred Stock	-	-
Common Stock	-	-
Additional paid-in capital	249,014	237,009
Accumulated other comprehensive income	(92)	164
Accumulated deficit	(136,784)	(124,966)
Total stockholders' equity	112,138	112,207
Total liabilities and stockholders' equity	$342,488	$296,054

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIESCONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Revenues	$120,870	$109,544	$319,134	$301,567
Costs of revenues	95,561	90,703	257,910	252,899
Gross profit	25,309	18,841	61,224	48,668
Selling, general and administrative expenses	12,185	10,140	36,131	28,691
Depreciation and amortization	6,177	6,169	19,699	19,819
Operating income (loss)	6,947	2,532	5,394	158

Interest expense	3,326	5,972	11,285	17,385
Loss on extinguishment of debt	-	-	3,466	-
Other income (expense), net	(36)	29	(176)	175
Income (loss) from continuing operations before income taxes	3,657	(3,469)	(9,181)	(17,402)
Income tax expense	(1,236)	(48)	(2,636)	(151)
Income (loss) from continuing operations	2,421	(3,517)	(11,817)	(17,553)

Loss from discontinued operations	-	(358)	-	(906)
Net income (loss)	$2,421	$(3,875)	$(11,817)	$(18,459)

Net income (loss) – basic and diluted:
Continuing operations	$0.15	$(0.72)	$(0.75)	$(3.67)
Discontinued operations	-	(0.07)	-	(0.19)
Net income (loss)	$0.15	$(0.79)	$(0.75)	$(3.86)

Weighted average shares of common stock outstanding:
Basic and diluted	16,350	4,885	15,839	4,785